Exhibit 99.1

M C Assembly Holdings, Inc. and Subsidiary

(d/b/a M.C. Assembly)

Consolidated Financial Report

December 31, 2017

Contents

Independent Auditor’s Report	3

Financial Statements

Consolidated balance sheets	4-5

Consolidated statements of operations and comprehensive loss	6

Consolidated statements of changes in stockholders’ equity	7

Consolidated statements of cash flows	8-9

Notes to consolidated financial statements	10-23

Independent Auditor’s Report

To the Board of Directors

M C Assembly Holdings, Inc.

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of M C Assembly Holdings, Inc. and Subsidiary (the Company), which comprise the consolidated balance sheets as of December 31, 2017 and 2016, the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of M C Assembly Holdings, Inc. and Subsidiary as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ RSM US LLP

West Palm Beach, Florida

January 22, 2019

M C Assembly Holdings, Inc. and Subsidiary
(d/b/a M.C. Assembly)

Consolidated Balance Sheets
December 31, 2017 and 2016

Assets	2017	2016
Current Assets
Cash	$7,210	$6,668
Accounts Receivable, net of allowance for doubtful accounts 2017 $201,000; 2016 $4,100,000	22,275,186	18,089,744
Inventories, net	22,635,415	24,977,147
Prepaid expenses and other current assets	1,534,901	1,644,194
Deferred income taxes	326,749	276,436
Total current assets	46,779,461	44,994,189

Equipment, Building, and Leasehold Improvements
Machinery and equipment	31,952,685	32,509,192
Office and computer equipment	7,966,019	7,747,585
Building leasehold	10,100,000	10,100,000
Leasehold improvements	3,568,179	3,462,536
Vehicles	105,893	113,755
	53,692,776	53,933,068
Less accumulated depreciation and amortization	37,105,821	34,622,260
	16,586,955	19,310,808

Other assets	9,372	1,144
Goodwill, net	38,547,750	38,547,750
Deposits	811,408	811,408

Total assets	$102,734,946	$103,665,299

See Notes to Consolidated Financial Statements.

M C Assembly Holdings, Inc. and Subsidiary
(d/b/a M.C. Assembly)

Consolidated Balance Sheets (Continued)
December 31, 2017 and 2016

Liabilities and Stockholders’ Equity	2017	2016
Current Liabilities
Current maturities of capital lease obligations	$1,171,629	$1,063,757
Accounts payable	13,828,486	16,678,800
Accrued liabilities	4,227,821	4,376,623
Accrued management fees	1,375,000	1,375,000
Customer deposits	1,011,137	1,510,026
Total current liabilities	21,614,073	25,004,206

Other Liabilities
Line of credit, net of deferred costs 2017 - $207,000; 2016 - $285,000	22,560,113	18,748,074
Capital lease obligations, less current maturities	9,851,904	10,633,055
Stockholder subordinated notes	36,485,838	35,042,894
Junior subordinated notes	2,265,733	2,007,409
Deferred income taxes - noncurrent liability	326,749	276,436
Total liabilities	93,104,410	91,712,074

Commitments and Contingencies

Stockholders’ Equity
Class A common stock – $0.001 par value; 1,940,000 shares authorized, 984,000 issued and outstanding	984	984
Class B common stock – $0.001 par value; 60,000 shares authorized, 27,000 issued and outstanding	27	27
Additional paid-in capital	26,479,536	26,451,741
Accumulated other comprehensive loss	(176,645)	-
Accumulated deficit	(16,673,366)	(14,499,527)
Total stockholders' equity	9,630,536	11,953,225

	$102,734,946	$103,665,299

See Notes to Consolidated Financial Statements.

M C Assembly Holdings, Inc. and Subsidiary
(d/b/a M.C. Assembly)

Consolidated Statements of Operations and Comprehensive Loss
Years Ended December 31, 2017 and 2016

	2017	2016

Net Sales	$142,261,653	$177,535,184
Cost of Goods Sold	124,365,663	158,370,838
Gross profit	17,895,990	19,164,346

Selling, General and Administrative Expenses	11,893,953	18,162,977
Impairment Losses	-	782,241
Income from operations	6,002,037	219,128

Other Income (Expense)
Interest expense	(7,621,337)	(7,387,730)
Other income	67,041	25,802
Other expense	(591,790)	(804,000)
	(8,146,086)	(8,165,928)
Loss before income taxes	(2,144,049)	(7,946,800)

Income Tax Expense	29,790	46,563
Net loss	(2,173,839)	(7,993,363)

Other Comprehensive Loss
Net derivatives loss on hedge transactions	(176,645)	-
Comprehensive loss	$(2,350,484)	$(7,993,363)

See Notes to Consolidated Financial Statements.

M C Assembly Holdings, Inc. and Subsidiary
(d/b/a M.C. Assembly)

Consolidated Statements of Changes in Stockholders' Equity
Years Ended December 31, 2017 and 2016

	Class A		Class B		Additional		Accumulated
	Common Stock		Common Stock		Paid-in	Accumulated	Other Comprehensive
	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Total

Balance, December 31, 2015	984,000	$984	27,000	$27	$26,431,226	$(6,506,164)	$-	$19,926,073
Net loss	-	-	-	-	-	(7,993,363)	-	(7,993,363)
Stock-based compensation	-	-	-	-	20,515	-	-	20,515
Balance, December 31, 2016	984,000	984	27,000	27	26,451,741	(14,499,527)	-	11,953,225
Net loss	-	-	-	-	-	(2,173,839)	-	(2,173,839)
Other comprehensive loss	-	-	-	-	-	-	(176,645)	(176,645)
Stock-based compensation	-	-	-	-	27,795	-	-	27,795
Balance, December 31, 2017	984,000	$984	27,000	$27	$26,479,536	$(16,673,366)	$(176,645)	$9,630,536

See Notes to Consolidated Financial Statements.

M C Assembly Holdings, Inc. and Subsidiary
(d/b/a M.C. Assembly)

Consolidated Statements of Cash Flows
Years Ended December 31, 2017 and 2016

	2017	2016
Cash Flows From Operating Activities
Net loss	$(2,173,840)	$(7,993,363)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Gain on disposition of equipment and leasehold improvements	(22,024)	(155,496)
Depreciation	4,346,069	6,046,754
Amortization	-	223,498
Impairment loss on customer relationships	-	782,241
Amortization of deferred loan costs	78,450	78,450
Interest added to principal on notes payable	1,701,268	1,619,039
Stock-based compensation expense	27,795	20,515
Foreign currency hedge loss	(176,645)	-
Changes in working capital components:
Accounts receivable	(4,185,442)	2,848,265
Inventories	2,341,732	3,391,514
Prepaid expenses and other current assets	109,293	151,503
Other assets	(8,228)	13,952
Accounts payable	(2,850,314)	(304,270)
Customer deposits	(498,889)	1,302,257
Accrued liabilities	(148,802)	404,885
Net cash (used in) provided by operating activities	(1,459,576)	8,429,744

Cash Flows From Investing Activities
Purchases of equipment and leasehold improvements	(1,176,001)	(2,043,555)
Proceeds from sale of equipment and leasehold improvements	26,086	157,835
Deposits	-	87,116
Net cash used in investing activities	(1,149,915)	(1,798,604)

Cash Flows From Financing Activities
Net borrowings (repayments) on line of credit	3,733,589	(5,672,941)
Principal payments under capital lease obligations	(1,123,556)	(956,306)
Net cash provided by (used in) financing activities	2,610,033	(6,629,247)

(Continued)

M C Assembly Holdings, Inc. and Subsidiary
(d/b/a M.C. Assembly)

Consolidated Statements of Cash Flows (Continued)
Years Ended December 31, 2017 and 2016

	2017	2016

Net increase in cash	$542	$1,893

Cash
Beginning	6,668	4,775
Ending	$7,210	$6,668

Supplemental Disclosures of Cash Flow Information
Cash payments for interest	$5,819,922	$5,699,672

Cash payments for income taxes	$41,247	$44,331

Supplemental Schedule of Noncash Investing and Financing Activities:
Equipment acquired through capital leases	$450,277	$857,869

Accrued interest added to principal balance of stockholder and junior subordinated notes payable	$1,701,268	$1,619,039

See Notes to Consolidated Financial Statements.

M C Assembly Holdings, Inc. and Subsidiary

(d/b/a M.C. Assembly)

Notes to Consolidated Financial Statements

Note 1. Nature of Organization and Significant Accounting Policies

Formation and nature of organization: M C Assembly Holdings, Inc. (Holdings) was established on February 27, 2007, for the purpose of acquiring the stock of M C Test Service, Inc. and its subsidiary M.C. Assembly International, LLC. Holdings is located in Melbourne, Florida, and assembles and sells printed circuit boards to customers throughout the United States.

On June 18, 2010, MC Assembly LLC (LLC) was formed as a subsidiary of M C Test Service, Inc. On June 30, 2010, LLC purchased substantially all of the assets and assumed certain liabilities of RWA, Inc. (d/b/a Chase EMS). LLC is located in Billerica, Massachusetts and is in the same industry as M C Test Service, Inc., providing contract electronic manufacturing services, including printed circuit board assembly, sub assembly, and fully-tested box build services.

A summary of the Company’s significant accounting policies follows:

Principles of consolidation: The consolidated financial statements include the accounts of Holdings and its wholly-owned subsidiary, M C Test Service, Inc., and M C Test Service, Inc.’s subsidiaries, M.C. Assembly International, LLC and MC Assembly LLC, which are single-member LLCs (collectively referred to as the Company). All material intercompany amounts and transactions are eliminated in consolidation.

Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Revenue recognition: The Company recognizes revenue when its product is shipped or delivered depending on the FOB terms per the sales agreement, at which time title and risk of loss passes to the customer. Revenues include sales of product to customers, net of discounts, if any.

The Company offers warranties to its customers for products that are not built in accordance with terms of the customer’s purchase agreement. The normal warranty period is one year. The Company’s warranties require it to repair or replace defective products during the warranty period at no cost to the customer. At the time product revenue is recognized, the Company records a liability for estimated costs that may be incurred under its warranties. The costs, which historically have not been significant, are estimated based on historical experience of costs incurred to repair returned products with specific warranty issues. Although historical warranty costs have been within expectations, there can be no assurance that future warranty costs will not exceed historical amounts. The Company periodically assesses the adequacy of its recorded warranty liability and adjusts the balance as necessary. As of December 31, 2017 and 2016, the accrued warranty balances were $93,000 and $147,000, respectively.

Accounts receivable: Accounts receivable are stated at net realizable value and are presented in the balance sheet net of an allowance for doubtful accounts. The allowance for doubtful accounts is estimated based on the Company’s historical percentage of accounts receivable written off which is applied to the aging of accounts as well as the existing economic conditions in the industry, and the financial stability of its customers. Accounts receivable are written off when they are determined to be uncollectible.

M C Assembly Holdings, Inc. and Subsidiary

(d/b/a M.C. Assembly)

Notes to Consolidated Financial Statements

Note 1.	Nature of Organization and Significant Accounting Policies (Continued)

Inventories: Inventories are stated the lower of cost and net realizable value. Net realizable value is defined as estimated selling price in the ordinary course of business less reasonably predictable costs of completion, disposal, and transportation. Cost is determined using the first-in, first-out method. An allowance for obsolescence is established to reduce obsolete inventory to its market value.

Equipment, building and leasehold improvements: Equipment, building and leasehold improvements, including equipment and building acquired under capital lease obligations, are stated at cost less accumulated depreciation and amortization. Amortization expense on assets acquired under capital leases is included with depreciation expense on owned assets.

Depreciation is computed utilizing the straight-line method over the assets’ estimated useful lives of three to five years. Leasehold improvements are amortized over the shorter of estimated useful life or lease term. Expenditures for repairs and maintenance are charged to operations as incurred.

Deferred loan costs: Deferred loan costs consist of deferred financing costs from the Company’s revolving credit facility. Deferred loan costs are being amortized using the effective interest method over the life of the related loans with the unamortized balance presented net against the related debt liability. Deferred loan costs amortization is recorded as a component of interest expense.

Customer relationships: As part of the Chase EMS acquisition, the Company identified certain customer relationships as an intangible asset. The customer relationships were amortized on a straight-line basis over 10 years. In 2016, the Company determined the remaining balance for customer relationships was fully impaired as the customer list no longer contained current customers.

Goodwill and Other Intangible Assets: The Company’s goodwill was recorded as a result of the Company’s business combinations using the acquisition method of accounting. The Company does not amortize goodwill, but tests it at least annually for recoverability. Other intangible assets include customer lists. Such intangible assets are amortized on a straight-line basis over their estimated useful lives, which are generally two to five years.

Impairment of long-lived assets: Finite-lived intangible assets, other than goodwill, are tested for impairment based on undiscounted cash flows at an asset group level and, if impaired, written down by the amount by which the carrying value of the asset group exceeded its fair value, based on either discounted cash flows or market values. However, the carrying amount of a finite-lived asset can never been written down below its fair value.

Goodwill is tested annually for impairment, or sooner when circumstances indicate an impairment may exist, using a fair-value approach at the reporting unit level. A reporting unit is the operating segment, or a business which is one level below that operating segment (the “component” level) if discrete financial information is prepared and regularly reviewed by segment management at the component level. Components are aggregated as a single reporting unit if they have similar economic characteristic. The Company may elect to perform a qualitative assessment, based on relevant events and circumstances, to determine whether it is more likely than not that a fair value of the reporting unit is less than its carrying amount. Management determined that no impairment of long-lived assets occurred during the years ended December 31, 2017 and 2016. The Company tested its goodwill for impairment for the years ended December 31, 2017 and 2016 and determined that no impairment of goodwill occurred.

M C Assembly Holdings, Inc. and Subsidiary

(d/b/a M.C. Assembly)

Notes to Consolidated Financial Statements

Note 1.          Nature of Organization and Significant Accounting Policies (Continued)

Customer deposits: Customer deposits are cash collections received in advance to ensure the future delivery of goods and services. Customer deposits are classified as current liabilities as the goods and services are expected to be delivered within the next year.

Stock-based compensation: The costs of stock-based compensation are measured at fair value on each service grant date using the Black-Scholes option pricing model and recognized in the financial statements over the requisite service period with a corresponding increase to additional paid-in capital.

Income taxes: Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company may recognize the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

Shipping and handling: Shipping and handling costs are charged to cost of goods sold as incurred. For the years ended December 31, 2017 and 2016, the costs were approximately $732,000 and $1,009,000, respectively.

Fair value of financial instruments: The estimated fair values of the Company’s short-term financial instruments, including cash, accounts receivable, accounts payable and accrued expenses arising in the ordinary course of business, approximate their individual carrying amounts due to the relatively short period of time between their origination and expected realization. The carrying values of the line of credit approximate fair value as the agreement bears interest at a variable rate and there has been no significant changes in the Company’s credit risk. The estimated fair value of the stockholder and junior subordinated notes are based on the current rates offered to the Company for similar debt of the same remaining maturities.

Derivative financial instruments: The Company does not engage in currency speculation, however, we use foreign currency exchange rate derivatives on an ongoing basis to hedge against certain foreign currency-related exposures. Our risk-management objective for undertaking these cash-flow hedges is to mitigate the financial transaction fluctuations associated with the volatility of the U.S. Dollar (USD) compared to the Mexican Peso. The hedging program is structured using a rolling, layering strategy, using monthly hedges at different percentages per quarter. The rolling, layering strategy allows for dollar-cost averaging, reducing the volatility of USD cash flows. These cash-flow hedge contracts qualify for hedge accounting under Accounting Standards Codification (ASC) 815, Derivatives and Hedging. Accordingly, the fair value of these derivative instruments is included in other current assets on the consolidated balance sheet. The changes in the fair value of these derivative contracts are recognized in other comprehensive income in the consolidated statements of operations.

M C Assembly Holdings, Inc. and Subsidiary

(d/b/a M.C. Assembly)

Notes to Consolidated Financial Statements

Note 1.	Nature of Organization and Significant Accounting Policies (Continued)

Recent accounting pronouncements:

Recently adopted pronouncements:

In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. The amendments in this Update more closely align the measurement of inventory in U.S. GAAP with the measurement of inventory in International Financial Reporting Standards (IFRS).

FASB has amended some of the other guidance in Topic 330 to more clearly articulate the requirements for the measurement and disclosure of inventory. However, the FASB does not intend for those clarifications to result in any changes in practice. Other than the change in the subsequent measurement guidance from the lower of cost or market to the lower of cost and net realizable value for inventory within the scope of this Update, there are no other substantive changes to the guidance on measurement of inventory. For private companies, the amendments in this Update are effective for fiscal years beginning after December 15, 2016. The adoption of ASU 2015-11 had no impact on the consolidated financial statements.

In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities. The new guidance is intended to more closely align hedge accounting with entities’ hedging strategies, simplify the application of hedge accounting, and increase the transparency of hedging programs. For cash flow and net investment hedges existing at the date of adoption, ASU 2017-12 must be applied through a cumulative-effect adjustment. The amended presentation and disclosure guidance is required only prospectively. The Company adopted this guidance for the fiscal year ended December 31, 2017.

On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act (TCJA) tax reform legislation. This legislation makes significant changes in U.S. tax law including numerous changes to individual tax rules, a reduction in the corporate tax rates, changes to net operating loss carryforwards and carrybacks, and a repeal of the corporate alternative minimum tax. The legislation reduced the U.S. corporate tax rate from the current rate of 35% to 21%. As a result of the enacted law, the Company was required to revalue deferred tax assets and liability at the enacted rate (see Note 9). The other provisions of the TCJA did not have a material impact on the consolidated financial statements.

To be adopted in future periods:

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which provides guidance for recognizing revenue. ASU 2014-09 updates the guidance on revenue recognition by improving the comparability of revenue practices across entities, industries, jurisdictions and capital markets, and ASU 2015-14 defers the effective date for annual reporting periods beginning after December 15, 2018, with early application permitted for annual periods beginning after December 15, 2016. The Company has not yet evaluated the impact this ASU will have on the consolidated financial statements.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. Under ASU 2015-17, a reporting entity is required to classify deferred tax assets and liabilities as noncurrent in a classified statement of financial position. For non-public business entities, the update is effective for financial statements issued for annual periods beginning after December 15, 2017. Entities may apply the update either prospectively to all deferred tax assets and liabilities, or retrospectively for all periods presented. If an entity applies the update prospectively, the entity shall disclose the nature and reason for the change in accounting principle and disclose that the prior periods were not retrospectively adjusted. If an entity adopts the update retrospectively, the

M C Assembly Holdings, Inc. and Subsidiary

(d/b/a M.C. Assembly)

Notes to Consolidated Financial Statements

Note 1.    Nature of Organization and Significant Accounting Policies (Continued)

entity shall disclose the nature and reason of the change in accounting principle and disclose the quantitative effects of the accounting change on prior periods. The Company will not early adopt and is currently assessing the impact this ASU will have on future consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The update requires all lessees recognize the assets and liabilities that rise from leases. Elections may be available for those leases with terms of 12 months or less. The amendment still retains the distinction between finance leases and operating leases, with classification affecting the pattern of expense recognition in the consolidated statements of operations. The amendments in this ASU are effective for private business entities for financial statements issued for fiscal years beginning after December 15, 2019. The impact of the adoption of the standard is expected to result in the recognition of all leases with the correspondent assets and liabilities recorded in the consolidated financial statements. Management is currently evaluating the qualitative and quantitative impact of this standard.

In January 2017, the FASB issued ASU 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The ASU simplifies the measurement of goodwill impairment by eliminating the requirement that an entity compute the implied fair value of goodwill based on the fair values of its assets and liabilities to measure impairment. Instead, goodwill impairment will be measured as the difference between the fair value of the reporting unit and the carrying value of the reporting unit. The ASU also clarifies the treatment of the income tax effect of tax deductible goodwill when measuring goodwill impairment loss. ASU 2017-04 will be effective for the Company beginning on January 1, 2022. The Company is currently evaluating the impact of the adoption of this guidance on its consolidated financial statements.

The FASB and other entities issued new, or modifications to, or interpretations of, existing accounting guidance during the year ended December 31, 2018. The Company has considered the new pronouncements that altered U.S. GAAP and other than as disclosed in these notes to the consolidated financial statements, does not believe that any other new or modified principles will have a material impact on the Company’s reported financial position or operations in the near term.

Subsequent events: Management has evaluated subsequent events through January 22, 2019 which is the date the consolidated financial statements were available to be issued.

Note 2. Goodwill

The following table represents the balance and changes in goodwill as of and for the years ended December 31, 2017 and 2016:

	2017	2016
Balance as of January 1, 2016	$38,547,750	$38,547,750
Accumulated impairment loss	-	-
Balance as of December 31, 2016	$38,547,750	$38,547,750
Accumulated impairment loss	-	-
Balance as of December 31, 2017	$38,547,750	$38,547,750

M C Assembly Holdings, Inc. and Subsidiary

(d/b/a M.C. Assembly)

Notes to Consolidated Financial Statements

Note 3. Inventories

Inventories consisted of the following as of December 31, 2017 and 2016:

	2017	2016

Raw materials	$13,617,458	$15,430,573
Work in process	8,973,275	6,797,428
Finished goods	2,384,220	6,096,202
	24,974,953	28,324,203
Less allowance	(2,339,538)	(3,347,056)
	$22,635,415	$24,977,147

Note 4. Line of Credit

The Company has a secured revolving line of credit with JPMorgan Chase Bank N.A. (Lender) containing a letter of credit commitment up to $1,500,000 and maximum borrowings of $38,000,000 with a maturity date of August 18, 2020. The amounts available under the line of credit are determined based upon a formula of eligible receivables and inventories. The line of credit is collateralized by a first lien on all assets of the Company. The Company is required to meet a fixed charge coverage ratio, only if the Company’s availability under the line is less than $5 million at the beginning of an interim financial statement reporting period and ending as soon as the Company’s availability remains in excess of $5 million for thirty (30) consecutive days, as long as no event of default has occurred. Interest is payable based upon monthly outstanding balance under the line of credit, at the prime rate as defined in the credit agreement, less 1.00% margin or, at the Company’s option, the Eurodollar Loan Rate plus 1.75% margin. As of December 31, 2017 and 2016, the effective interest rate was 3.25% and 2.59%, respectively. The outstanding balance on the lines of credit as of December 31, 2017 and 2016, was $22,766,738 and $19,033,149, respectively, net of deferred loan costs of $206,625 and $285,075, respectively. Borrowings under the line of credit are classified as non-current on the balance sheet due to the line of credit having a subjective acceleration clause and a springing lockbox arrangement whereby the Company is required to submit all payments on invoices to the lockbox, but the Lender can only access the lockbox if: (a) commencing on the date the Company fails to maintain availability of less than $5.5 million or upon any event of default occurring and (b) continuing until such time thereafter as no event of default is continuing and availability is greater than $5.5 million for a period of thirty (30) consecutive days.

Note 5. Stockholder Subordinated Notes

As of December 31, 2017, the Company’s Stockholder Subordinated Notes outstanding balance totaled $36,485,838 compared with the December 31, 2016, balance of $35,042,894. The Stockholder Subordinated Notes are unsecured, bear interest at a rate of 16%, payable quarterly in arrears, and are subordinated to the line of credit (see Note 4). The Stockholder Subordinated Notes mature on September 17, 2020. For the years ended December 31, 2017 and 2016, interest expense related to the Stockholder Subordinated Notes totaled $5,771,775 and $5,558,321, respectively, of which $4,328,831 and $4,168,741, respectively, was paid in cash and $1,442,944 and $1,389,580, respectively, was added to the principal balance.

M C Assembly Holdings, Inc. and Subsidiary

(d/b/a M.C. Assembly)

Notes to Consolidated Financial Statements

Note 5. Stockholder Subordinated Notes (Continued)

The estimated carrying amount and fair values of the Company’s Stockholder Notes as of December 31, 2017 and 2016, are as follows:

	2017		2016
	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value

Senior subordinated notes	$36,485,838	$39,080,804	$35,042,894	$37,535,235

Note 6. Junior Subordinated Notes

Junior subordinated notes consist of unsecured notes payable to the former stockholder (the Junior Notes). The Junior Notes were entered into in connection with the acquisition of M C Test Service, Inc. and are subordinated to the JPMorgan Chase line of credit (see Note 4) and the Stockholder Subordinated Notes (see Note 5). In conjunction with the line of credit (see Note 4), the Junior Notes were amended to be payable in full on September 17, 2020. The Junior Notes bear interest at 12% per annum payable quarterly in arrears. For the years ended December 31, 2017 and 2016, interest expense related to the Junior Notes totaled $258,324 and $229,459, respectively, all of which was added to the principal balance. The outstanding balance of the Junior Notes as of December 31, 2017 and 2016, was $2,265,733 and $2,007,409, respectively. As of December 31, 2017 and 2016, the carrying amount of the Junior Notes approximates fair value.

Note 7. Capital Lease Obligations

The Company leases various equipment and buildings under capital leases. These noncancellable leases have varying expiration dates through March 2030, and are payable in varying monthly installments totaling approximately $174,000 including implied interest at various rates ranging from 3% to 13%. These leases are collateralized by the equipment leased.

As of December 31, 2017 and 2016, equipment held under capital leases reported on the balance sheet, consists of the following:

	2017	2016

Equipment	$3,608,961	$3,307,669
Less accumulated depreciation	(2,014,378)	(1,287,479)
Equipment under capital leases, net	$1,594,583	$2,020,190

During 2014, the Company signed a facility lease agreement for a 134,900 square foot facility in Melbourne, Florida, with a commencement date of March 1, 2015, and an expiration date of February 28, 2030. Under the terms of the agreement, the Company began occupancy of the building on December 1, 2014, and was not obligated to make rental payments until March 1, 2015. The lease terms neither transfer title nor contain a bargain purchase option, however the present value of the minimum lease payments under the lease equal 90% or more of the fair value of the leased real estate. Further, the value of the land is less than 25% of the aggregate fair value of the leased property. Under ASC 840-30, Capital Leases, the facility lease qualifies for capital lease treatment and in accordance with ASC 840-10, as the fair value of the land is less than 25% of the fair value of the leased property, the land component is considered immaterial and the lease is accounted for as a single unit for the purposes of the minimum lease payment criterion.

M C Assembly Holdings, Inc. and Subsidiary

(d/b/a M.C. Assembly)

Notes to Consolidated Financial Statements

Note 7. Capital Lease Obligations (Continued)

As of December 31, 2017 and 2016, buildings held under capital leases, consist of the following:

	2017	2016
Buildings	$10,100,000	$10,100,000
Less accumulated depreciation	(2,042,077)	(1,379,781)
Buildings under capital leases, net	$8,057,923	$8,720,219

Future minimum lease payments under the equipment and building capital leases together with the present value of the minimum lease payments as of December 31, 2017, are as follows:

Years Ending December 31,	Amount

2018	$2,034,467
2019	1,984,125
2020	1,578,179
2021	1,381,408
2022	1,217,480
Thereafter	8,386,901
Total minimum lease payments	16,582,560
Less amount representing interest	(5,559,027)
11,023,533
Less current maturities of capital lease obligations	(1,171,629)
$9,851,904

Note 8. Incentive Compensation Plans and Employment Agreement

Incentive Compensation Plan

Effective January 13, 2017, the Board of Directors and the Company amended the MC Assembly Holdings, Inc. 2007 Key Employee Stock Option Plan (“2007 Plan”), reducing the shares of Class A Common Stock reserved under the plan from 88,889 shares to 23,778. Simultaneously, the Board of Directors and the Company created the MC Assembly Holdings, Inc. 2017 Employee Stock Option Plan (“2017 Plan”), reserving 111,111 of Class A Common Stock for option awards.

Both Plans expire on the tenth anniversary of the Effective Date and the options granted under either Plan expire after twelve years from date of grant. The Effective Date of the 2007 Plan is April 9, 2007, and the effective date of the 2017 Plan is January 13, 2017. The options under the 2007 Plan are fully vested and expire in 2.1 years. Options granted under the 2017 Plan vest ratably over five years and expire in 12 years. Under both Plans, the options become exercisable in ten years from the date of grant or upon a change in control, as defined in the Plan. The Board of Directors of the Company shall administer the Plans and determine the stock option exercise prices.

The Company is required to measure and recognize compensation expense at the fair value of stock awards determined at the date of grant. Compensation expense for awards and related tax effects are recognized as they vest.

The calculated value of each option award is estimated on the date of grant using an option valuation method that uses the assumptions noted below. The valuation technique incorporates assumptions for

M C Assembly Holdings, Inc. and Subsidiary

(d/b/a M.C. Assembly)

Notes to Consolidated Financial Statements

Note 8. Incentive Compensation Plans and Employment Agreement (Continued)

the expected volatility of the stock price, the expected term of the option, expected dividends, forfeitures and risk-free interest rate for the expected term of the option. Expected volatility was based on the historical volatility of an appropriate industry sector index. The expected term of the option is based on the average period that the options vest and expire. The risk-free interest rate takes into account the time-value of money. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at time of grant.

As the Company’s stock is not traded in an active market, it is unable to determine a volatility estimate specific to the Company. Furthermore, management has not identified a similar company in this line of business listed in the marketplace. Therefore, the Company has used the calculated value method to value options, based on changes in an approximate industry sector index over the expected life of the options to estimate volatility of the Company’s stock price.

As of and for the year ended December 31, 2017, the Plan’s activity was as follows:

		Weighted-Average	Weighted-Average Remaining
2007 Stock Option Plan	Shares Under Option	Exercise Price	Contract Term

Outstanding as of December 31, 2016	88,889	$29.33
Granted	-	-
Forfeited	-	-
Cancelled	(65,111)	(28.13)
Exercised	-	-
Outstanding as of December 31, 2017	23,778	$32.62	2.1 years
Exercisable as of December 31, 2017	15,278	$32.62	2.1 years

		Weighted-Average	Weighted-Average Remaining
2017 Stock Option Plan	Shares Under Option	Exercise Price	Contract Term

Outstanding as of December 31, 2016	-	$-
Granted	96,111	5.00
Forfeited	(21,111)	(5.00)
Cancelled	-	-
Exercised	-	-
Outstanding as of December 31, 2017	75,000	$5.00	11.0 years
Exercisable as of December 31, 2017	-	N/A

Under the 2007 Plan, there were no stock options granted during the years ended December 31, 2017 and 2016. Total compensation expense recognized for 2007 Plan for the years ended December 31, 2017 and 2016, was $0 and $20,515, respectively.

Under the 2017 Plan, 96,111 stock options were granted on January 13, 2017, and 21,111 were forfeited by the year ended December 31, 2017. Total compensation expense recognized for the years ended December 31, 2017 and 2016, was $27,795 and $0, respectively. As of December 31, 2017, stock compensation cost for unvested awards under the 2017 Plan totaled $123,725. The weighted-average grant date fair value of the options awarded during 2017 was $2.02.

M C Assembly Holdings, Inc. and Subsidiary

(d/b/a M.C. Assembly)

Notes to Consolidated Financial Statements

Note 8. Incentive Compensation Plans and Employment Agreement (Continued)

Employment Agreement

The Company entered into an employment agreement with a key executive (the Executive). The agreement, which was amended in October 2013, terminated on October 31, 2016, unless earlier terminated by the Company for cause, as defined in the agreement and includes automatic renewal periods of one year, unless either party notifies the other in writing not less than ninety (90) days prior to expiration. As of December 31, 2017, neither party has given the other notice of termination of the agreement. If the agreement is terminated by the Company without cause, the Executive shall receive severance pay equal to the Executive’s current annual base salary payable over a twelve-month period.

As additional consideration for entering into the employment agreement, the Executive was issued 11,111 shares of restricted stock for $.001 per share. The restricted stock shall be automatically forfeited to the Company and the stock shall be canceled upon termination of the employment agreement or the Executive’s employment with the Company. The risk of forfeiture terminated as of February 27, 2013, at which time the restricted shares became full shares.

Note 9. Income Taxes

Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to significant portions of the deferred tax assets and liabilities relate to the following as of December 31, 2017 and 2016:

	2017	2016
Current Asset
Differences related to accrued expenses and allowances	$776,057	$2,410,166
Less valuation allowance	(449,308)	(2,133,730)
Net current asset	$326,749	$276,436
Noncurrent Asset
Differences related to accrued expenses and allowances	$707,336	$956,049
Net operating loss carryforward	4,133,953	3,736,333
	4,841,289	4,692,382
Less valuation allowance	(2,802,926)	(4,154,186)
	2,038,363	538,196
Noncurrent Liability
Equipment and leasehold improvements, principally due to differences in depreciation	(2,365,112)	(814,632)
Net noncurrent liability	$(326,749)	$(276,436)

Income tax expense consists of the following for the years ended December 31, 2017 and 2016:

	2017	2016
Current income tax expense
Federal	$-	$-
State	29,790	46,563
	29,790	46,563
Deferred income tax expense
Federal	-	-
State	-	-
Total income tax expense	$29,790	$46,563

M C Assembly Holdings, Inc. and Subsidiary

(d/b/a M.C. Assembly)

Notes to Consolidated Financial Statements

Note 9. Income Taxes (Continued)

Based on the available objective evidence, including the Company’s recent history of losses, the Company has provided a full valuation allowance against its deferred tax assets as of December 31, 2017 and 2016. Income tax expense differed from the amounts computed by applying the statutory federal income tax rate to loss before income taxes as a result of the following for the years ended December 31, 2017 and 2016.

	2017	2016
Computed expected tax benefit	$(655,731)	$(1,933,842)
Nondeductible expenses	12,745	29,328
Effect of state income tax, net of federal benefit	(16,298)	(1,310)
Valuation allowance	(3,035,682)	1,906,724
Effect of federal rate change	1,506,044	-
Property and equipment	2,172,450	-
Other	46,262	45,663
	$29,790	$46,563

Note 10. Commitments and Contingencies

Accrued liabilities - Accrued liabilities as of December 31, 2017 and 2016 are:

	2017	2016
Payroll	$1,468,545	$1,530,089
Accrued facility rent	963,873	845,521
Accrued interest	16,955	6,310
Customer-related	674,237	287,974
Accrued employee bonus	154,393	410,647
Accrued commission	248,067	291,017
Other accruals	701,751	1,005,065
Accrued liabilities	$4,227,821	$4,376,623

Mexico Operations – The Company, through its wholly-owned subsidiary M.C. Assembly International, LLC, has an Amended and Restated Shelter Services Agreement (the Agreement) with an unrelated third party, Entrada, to provide a workforce, facilities, and allied services in Fresnillo, Zacatecas, Mexico.  The Company pays a monthly fee (Facility Fee) for the use of the manufacturing facility based upon square feet utilized and reimburses Entrada for personnel and related costs plus a fee based on the number of hours worked.  The Company operates in the manufacturing facility that is under lease by Entrada. The Company is obligated to pay the Facility Fee until the earlier of the expiration of the remainder of the lease of the facility, termination of the lease by Entrada, or use of the facility by another customer of Entrada. All inventory and equipment residing in the facility is the property of the Company.  The Company is also responsible for certain common area costs and the cost of insurance.

Effective March 31, 2017, the Company signed the Third Modification to the Agreement to allow the direct payment of any reimbursable cost as defined by the Agreement to be made directly to Entrada by the Company and paid in Mexican pesos, if such relates to the payment of Mexican payroll or are invoiced in pesos and/or are required to be invoiced in pesos. To mitigate the currency-related exposures, the Company entered into cash flow foreign currency hedges (see Note 14).

M C Assembly Holdings, Inc. and Subsidiary

(d/b/a M.C. Assembly)

Notes to Consolidated Financial Statements

Note 10. Commitments and Contingencies (Continued)

On December 27, 2017, the Company and Entrada executed the Fourth Modification to the Agreement. This modification was due to the changes in Mexico’s tax laws impacting maquiladoras (Article 183 of Income Tax Law in effect as of January 1, 2014, “Ley del Impresto Sobre la Renta”) and Rule 3.20.6 of the 2017 Mexican Miscellaneous Tax Rules (“MTR”). The Fourth Modification extends the terms of the Agreement for the time necessary to further analyze the impact of these obligations and renegotiate certain terms and conditions of the Agreement. The term of the Agreement is renewed until January 31, 2018, and automatically renewed on a monthly basis thereafter unless either party provides a notice of intent to terminate at least 10 days prior to the end of the month. No such notice has been provided to date by either party to the Agreement.

For the years ended December 31, 2017 and 2016, payments for the Facility Fee under this Agreement totaled approximately $418,000 and $430,000, respectively.

Leases – The Company leases certain buildings and equipment under operating lease agreements. The leases expire at dates to September 2025.

In November 2014, the Company signed a facility lease agreement for a 57,990 square foot facility in Billerica, MA, with a commencement date of March 1, 2015 through September 30, 2025. The lease payments for this facility are included in the calculation of future minimum lease commitments shown below.

The future minimum lease commitments for these leases as of December 31, 2017, are as follows:

Years Ending December 31,

2018	$537,787
2019	537,787
2020	537,787
2021	537,787
2022	537,787
Thereafter	1,434,097
$4,123,032

For the years ended December 31, 2017 and 2016, rent expense was approximately $1,347,000 and $1,452,000, respectively.

Health Insurance – The Company has a fully self-insured health and medical insurance program. There is a maximum amount of $200,000 per individual for both 2017 and 2016 for which the Company can be responsible. Furthermore, the Company’s total maximum claim liability per policy period was $2,763,000 and $3,066,000 for the years ended December 31, 2017 and 2016, respectively. Approximately $299,000 and $300,000 is included in accrued liabilities relating to this program as of December 31, 2017 and 2016, respectively. The total expense recognized under the program, which includes insurance premiums paid, for the years ended December 31, 2017 and 2016, was $2,503,000 and $3,552,000, respectively. A stop-loss insurance policy covers all claims in excess of the above amounts. In 2016, the Company filed and received payment for a reimbursement claim with the stop loss insurance provider of approximately $175,000. In 2017, the Company received reimbursement for 2016 plan year stop loss claims of $43,000. No stop loss insurance claims were filed as of December 31, 2017, for the 2017 plan year.

Litigation - The Company pursues legal proceedings, claims, and litigation against others and is subject to the same arising in the ordinary course of business. As required under the guidance for contingency losses, the Company establishes liabilities when a particular contingency is probable and reasonably estimable. No contingency was established as of December 31, 2017 and 2016.

M C Assembly Holdings, Inc. and Subsidiary

(d/b/a M.C. Assembly)

Notes to Consolidated Financial Statements

Note 11. Employee Benefit Plan

The Company sponsors a 401(k) Savings Plan (the 401(k) Plan). The 401(k) Plan covers substantially all employees meeting certain eligibility requirements. The Company may make contributions to the 401(k) Plan at its discretion. The Company matched 25% of contributions up to 5% of compensation for the years ended December 31, 2017 and 2016. Total contributions for the years ended December 31, 2017 and 2016, were approximately $138,000 and $158,000, respectively.

Note 12. Related Party Transactions

The Company entered into a management services agreement on February 2007 with certain stockholders of the Company (the Managers). Under the agreement, the Managers will provide advice and expertise on various corporate matters. The initial term of the agreement was five years, ended March 31, 2012, then automatically renews for successive one-year periods, continuing until the parties agree in writing to terminate with thirty days written notice or the Managers, together with their affiliates, cease to own common stock of MC Assembly Holdings, Inc. or cease to provide indebtedness to the Company and its affiliates. As consideration for the services, the Company pays the Managers $500,000 annually payable quarterly in advance on the first day of each fiscal quarter. Management fee expense for the years ended December 31, 2017 and 2016, was accrued $500,000 per year and is included as part of selling, general and administrative expenses in the accompanying consolidated statements of operations. Management fees of $500,000 and $375,000 were paid in cash during the years ended December 31, 2017 and 2016, respectively. The accrued balance of management fees for the years ended December 31, 2017 and 2016, was approximately $1,375,000 and $1,375,000, respectively, and is included in accrued liabilities in the accompanying consolidated balance sheets.

Note 13. Receivables Facility

In August 2017, the Company began a program of selling current receivables for a single customer to JPMorgan Chase Bank, N.A. (the Receivables Facility). The cash generated from the sale funds the Company’s working capital earlier than the payment would otherwise be received from the customer. The receivables are sold on a non-recourse basis at a discount equal to 1.20% per annum plus the applicable London Interbank Offered Rate (LIBOR) rate. Total receivables sold through December 31, 2017, were $126,677 and proceeds received totaled $125,882, equivalent to a discount rate of 0.63%. The Company does not plan to expand this program beyond this sole customer.

Note 14. Derivative Financial Instruments

We do not engage in currency speculation; however, we utilize foreign currency exchange rate derivatives on an ongoing basis to hedge against certain foreign currency-related exposures. Our risk-management objective for undertaking these cash-flow hedges is to mitigate the financial transaction fluctuations associated with the volatility of the USD compared to the Mexican Pesos. MCA purchases Mexican pesos and sells USD to cover forecasted Mexico-site payroll and other expenses. At inception, we designate these hedges as cash-flow hedges and accordingly, gains and losses on the foreign exchange hedge are recorded to the accumulated other comprehensive income (loss) account on the consolidated balance sheet. Gains and losses on the future foreign exchange hedge are not recorded until the hedged transaction is completed.

As of December 31, 2017, the notional value of our outstanding foreign currency contracts to hedge certain foreign exchanged-related operating exposures was approximately $3,750,000 or fifty-percent (50%) of our projected annual spend, based on prior-year actuals and current-year forecast. These contracts range nominally in value from $333,333 to $133,333 and range in maturity up to twelve months from year end. The fair value of these foreign exchange contracts, reported in other current assets was ($176,645) and $0, as of December 31, 2017 and 2016, respectively. The amount of loss recognized on these derivatives was $176,645 and $0, for the years ended December 31, 2017 and 2016, respectively.

M C Assembly Holdings, Inc. and Subsidiary

(d/b/a M.C. Assembly)

Notes to Consolidated Financial Statements

Note 15. Significant Customers

The following summarizes the Company’s significant customer concentration as of and for the years ended December 31, 2017 and 2016:

	2017				2016
		% of Total	Account	% of Total		% of Total	Account	% of Total
Customer	Revenues	Rev	Receivable	AR	Revenues	Rev	Receivable	AR

Customer A	$48,879,009	34%	$5,605,916	25%	$45,150,000	25%	$3,924,000	22%
Customer B	-	0%	-	0%	31,224,000	18%	1,116,000	6%

Note 16. Subsequent Events

On November 9, 2018, SMTC Corporation (NASDAQ: SMTX) acquired all of the outstanding shares of MC Assembly Holdings, Inc. SMTC believes the acquisition will result in a stronger company with an expanded market presence, a diversified customer base since there is no customer overlap or customer concentration, and greater financial resources. The combined company will operate under the name SMTC Corporation and currently plans to continue to operate and maintain the existing facilities operated by each Company.

The purchase price at closing was $65 million, subject to certain adjustments. Further, the sellers are eligible to earn up to an additional $5 million of consideration, contingent upon the performance of MC Assembly for the twelve calendar months ending March 31, 2019. As part of the acquisition, all existing debt of MC Assembly Holdings, Inc., excluding capital leases, was paid in full in connection with the sale.